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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2005

POINT THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	0-19410 (Commission File Number)
125 SUMMER STREET, BOSTON, MASSACHUSETTS 02110 (Address of Principal Executive Offices)
Registrant's telephone number, including area code: (617) 933-2130
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

        Point Therapeutics, Inc. is filing this report to provide an update to its business description as set forth below in this Item 8.0.1 to incorporate recent developments since the filing of its Annual Report on Form 10-K on March 15, 2005. These developments have been previously disclosed in several press releases and at Point's Research and Development Day presentation — and concurrently web cast — on June 1, 2005. As used in this Form 8-K, unless we indicate otherwise or the context otherwise requires, the terms "Point," "the Company," "we," "us" and "our" refer to Point Therapeutics, Inc.

Forward-Looking Statements

        This Form 8-K contains "forward-looking" information as that term is defined in the Private Securities Litigation Reform act of 1995 or by the Securities and Exchange Commission (SEC) in its rules, regulations and releases. This information includes statements on the prospects for our drug development activities based on our current expectations, such as statements regarding certain milestones with respect to our technologies and product candidates. All statements, other than statements of historical facts, included in this Form 8-K regarding our strategy, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

        A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in our 10-Q, filed with the SEC on May 10, 2005, and from time to time in our other reports filed with the SEC.

Business

        We are a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Our lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to support the reconstitution of the hematopoietic system.

        We believe that talabostat represents a large market opportunity because of its wide range of potential applications in oncology. Talabostat is currently being tested in clinical trials in combination with several chemotherapeutic agents, a monoclonal antibody and as a single agent to potentially treat both solid tumors and hematologic malignancies. Talabostat could also potentially be used in combination with cancer vaccines and to support the reconstitution of the hematopoietic system.

        The strategy of our current clinical development program is to develop the full range of potential commercial applications of talabostat with priorities given to the fastest-to-market applications. We are currently testing talabostat in four Phase 2 single-arm studies using the Simon method which utilizes a two-stage design to determine potential clinical activity (tumor response rate) as compared to historical rates. The trials are studying talabostat in combination with docetaxel in metastatic non-small cell lung cancer (NSCLC), talabostat as a single agent in metastatic melanoma, talabostat in combination with cisplatin in metastatic melanoma, and talabostat in combination with rituximab in advanced chronic lymphocytic leukemia (CLL). We also currently anticipate initiating a fifth Phase 2 trial testing talabostat in combination with gemcitabine in pancreatic cancer.

        In addition, our portfolio includes two other DPP inhibitors in preclinical development—PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant. PT-630 has a high affinity for DPP-4. Compounds that inhibit DPP-4 are currently being developed by numerous pharmaceutical companies as potentially promising therapies to treat type 2 diabetes. We have demonstrated that PT-630 has the ability in vitro to rapidly inhibit DPP-4 for a prolonged duration. We have also demonstrated in animal models that PT-630 has caused GLP-1 and insulin levels to be increased while blood glucose levels have been lowered. Our second preclinical DPP inhibitor, PT-510, is being developed as a potential vaccine adjuvant for both cancer and infectious disease. We have preclinical proof of principle data that indicates PT-510 upregulates both cytokines and chemokines which are believed to be critical for the induction of an immune response.

        In addition to these product opportunities, we from time to time evaluate new technologies to broaden our portfolio of potential products, including in-licensing and collaboration arrangements, as well as more expansive corporate relationships, including mergers and acquisitions.

        Our principal executive office is located at 125 Summer Street, Boston, Massachusetts, 02110 and our telephone number is (617) 933-2130. The shares of our common stock trade on the NASDAQ SmallCap Market under the symbol "POTP". Our website address is www.pointtherapeutics.com.

Mechanism of Action

        DPPs are enzymes that are located throughout the body—some like DPP-4 and fibroblast activation protein (FAP) sit directly on cell surfaces while others like DPP-8 and DPP-9 reside within the cells themselves. DPPs generally regulate signaling proteins which circulate throughout the body. We are particularly interested in FAP, which is located primarily in the bone marrow, the spleen, the lymph nodes and the stroma surrounding certain solid tumors.

        We believe that talabostat, by inhibiting one or more members of the DPP family, causes an increase in IL-1b at the cellular level, which is the initiating event for the subsequent up-regulation of a variety of cytokines and chemokines, including G-CSF, IL-6, IL-8, IP-10 and Mig. These cytokines and chemokines, in turn, promote innate immunity by causing an increase in the production and/or activity of immune system effector cells such as neutrophils, macrophages and natural killer cells. We believe that the cytokine and chemokine response to talabostat also enhances the development of acquired immunity by increasing the proliferation and activity of antigen-specific cytolytic T-lymphocytes and memory T cells. See Figure 1 below.

Figure 1—IMMUNE SYSTEM STIMULATION

Cancer

        The administration of talabostat, as demonstrated in our preclinical animal models, causes an up-regulation of both innate and acquired immune system effector cells which we believe may keep cancer growth in check and in certain circumstances may reduce tumor mass. We also believe that the chemokines which are up-regulated by talabostat can cause the effector cells of both innate and acquired immunity to migrate into a tumor, thereby facilitating an immune attack that can eventually lead to tumor death.

        In addition, it is possible that FAP located on the tumor stroma or in the tumor itself could be a tumor-associated target. FAP has been reported to play a role in tumor progression by degrading the components of the extra-cellular matrix of the tumor and activating latent growth factors which may promote tumor cell invasion, angiogenesis and metastasis. Inhibiting FAP, therefore, could potentially have a direct effect on the tumor. We are currently exploring the possibility of this second mode of attack on tumors both at Point and externally in collaboration with other commercial and academic researchers.

        Because talabostat appears to stimulate the immune system to mount an attack against the tumor, talabostat is different from conventional chemotherapeutic agents that kill tumors directly. We believe that talabostat could be incorporated into many existing chemotherapy regimens that are used to treat solid tumors. Used in combination with chemotherapy, talabostat may be able to stimulate an independent mechanism of attack on the tumor, thereby resulting in a more effective treatment than that provided by chemotherapy alone.

        In addition, we believe that talabostat can enhance the therapeutic effects of monoclonal antibodies (mAbs) against a tumor through the mechanism known as antibody-dependent cell-mediated cytotoxicity. We believe that by causing an increase in both the innate and acquired immune system effector cells and by facilitating, through enhanced chemokine activity, the migration of effector cells to the tumor sites, talabostat has the potential to improve the efficacy of a number of different monoclonal antibodies. Such antibodies include rituximab in certain hematological malignancies and trastuzumab in certain breast cancer solid tumors. See Figure 2 below.

Figure 2—ENHANCEMENT OF MONOCLONAL ANTIBODIES

Support to Hematopoietic System

        Hematopoietic disorders are medical conditions characterized by an abnormally high or low level of mature blood cells. The different types of mature blood cells include neutrophils and red blood cells. For example, neutrophils are the body's first defense against infection. A person with an abnormally low level of neutrophils (a condition known as neutropenia) is at an increased risk of developing an infection.

        Various diseases and disease treatments can suppress the body's production of blood cells, causing hematopoietic disorders. For example, chemotherapy targets cell types that grow rapidly, such as tumor cells, and destroys them. However, an unwanted side effect of chemotherapy is the loss of neutrophils, red blood cells and other blood cell types. This occurs because the levels of blood cells, particularly those of neutrophils and red blood cells, are maintained by rapid cell growth, and as a result, their hematopoietic progenitor cells are especially sensitive to chemotherapy. Cancer patients receiving chemotherapy are, therefore, vulnerable to neutropenia, anemia and other hematopoietic disorders.

        Because talabostat can help stimulate a variety of cytokines and growth factors—particularly granulocyte colony stimulating factor or G-CSF—we believe that talabostat could support the reconstitution of the hematopoietic system.

Type-2 Diabetes

        DPP-4 has been reported to regulate GLP-1, an important metabolic system signaling protein that promotes insulin secretion in response to dietary sugars. By inhibiting DPP-4, levels of GLP-1, an important metabolic system signaling protein, can be maintained, thereby increasing insulin levels and potentially reducing blood glucose levels. Thus, DPP-4 inhibitors could potentially be developed to treat metabolic diseases such as Type 2 diabetes. Our lead pre-clinical development compound in diabetes is PT-630. PT-630 has a high affinity to DPP-4 and has demonstrated the ability in vitro and in vivo to rapidly inhibit DPP-4 and maintain inhibition for a prolonged duration. PT-630 has also been shown in vivo to increase the levels of active GLP-1 and insulin and to lower blood glucose in animal models.

Infectious Diseases

        Effective vaccination against infectious agents with protein or peptide antigens can require the co-administration of an adjuvant, the role of which is to enhance the body's specific immune response. We believe that the biological activity of PT-510, our lead vaccine adjuvant pre-clinical candidate, gives it these adjuvant properties. Similar to talabostat, PT-510 generates cytokine and chemokine production in preclinical animal models in response to its administration, potentially enhancing both antigen-presentation to naive T cells and the co-stimulation of antigen specific T cells. We believe that immunity to infectious agents may be significantly enhanced by the incorporation of PT-510 into vaccination regimens.

Clinical Development

Phase 2 Oncology Studies

        We are currently evaluating talabostat in four Phase 2 clinical studies in solid tumors and hematologic malignancies. These studies include evaluating talabostat in combination with docetaxel in metastatic NSCLC, talabostat as a single agent in metastatic melanoma, talabostat in combination with cisplatin in metastatic melanoma, and talabostat in combination with rituximab in advanced CLL. All four studies employ the Simon method. We also anticipate initiating a fifth Phase 2 study by the end of the second quarter of 2005, evaluating talabostat in combination with gemcitabine in pancreatic cancer utilizing the two-stage Fleming design method.

Phase 2 Study of Talabostat in NSCLC

        In our on-going Phase 2 clinical study of talabostat in combination with docetaxel in metastatic NSCLC, five patients out of the first thirty-six evaluable patients demonstrated a clinical response (complete or partial tumor response) to treatment. All of the patients in the study had previously failed a platinum-based regimen in a first-line treatment for NSCLC. Two patients had a complete response, defined as a complete disappearance of their tumor. In addition, three patients had a partial response. These results led to an overall response rate of 13.9%. In addition, results on the secondary endpoint of progression free survival (PFS) were also positive with a median PFS of 4.0 months compared to the historically reported median of 2.9 months for docetaxel alone. At this time, median survival cannot be calculated due to a lack of deaths.

        The addition of talabostat did not significantly alter the safety profile of docetaxel. The most common adverse events were edema, fatigue and leukopenia, all of which were generally manageable and reversible. The incidence of Grade 3/4 neutropenia or febrile neutropenia was similar to that reported historically for docetaxel alone. There were no reports of Grade 3/4 anemia.

        This study was an open label, single-arm Phase 2 trial in a second or third-line setting in patients with Stage IIIB/IV NSCLC. The primary study endpoint was objective response rate, defined as a greater than 50% reduction in tumor size. Secondary endpoints included survival, duration of response, time to progression and incidence of clinically-significant events of neutropenia or anemia.

        We believe that the clinical results observed in this study allow us to begin the design of a Phase 3 program in this tumor type. We are currently planning a Phase 3 program in which we intend to study talabostat in two placebo controlled studies comparing talabostat/docetaxel and talabostat/pemetrexed against their respective control groups. We currently anticipate meeting with the Food and Drug Administration (FDA) to discuss our Phase 3 program in the third quarter of 2005.

Phase 2 Studies of Talabostat in Metastatic Melanoma

        In our on-going single-agent study of talabostat to treat metastatic melanoma, two out of the first eighteen evaluable patients demonstrated a tumor response as defined by RECIST (at least a 30%

reduction in tumor size), with one of these patients experiencing a complete response, defined as a complete disappearance of their tumor. The most common adverse events observed have been edema, fatigue, nausea and muscle and joint pain, all of which were generally manageable and reversible.

        In our on-going study of talabostat in combination with cisplatin to treat metastatic melanoma, two out of the first fifteen evaluable patients demonstrated a tumor response as defined by RECIST. The most common adverse events observed have been nausea, fatigue and vomiting, which are consistent with cisplatin treatment. Talabostat is an oral medication, and the greater incidence of nausea and vomiting in this study has had an impact on patient compliance. This, in turn, has led to a higher number of unevaluable patients to date than we originally projected. We have changed our protocol to use a lower dose of cisplatin.

        Both melanoma studies are open-label, single-arm trials in patients with metastatic melanoma. The primary endpoint in both studies is objective response rate. In the single agent study, secondary endpoints include survival, duration of response, complete response, time to progression and cytokine expression in serum. In the combination study with cisplatin, secondary endpoints include survival, duration of response, time to progression, complete response and incidence of clinically-significant events of neutropenia or anemia.

        We expect to report results from both of these studies by the end of 2005. With continued supportive clinical results, our goal is to be in a position in the first half of 2006 to initiate a Phase 3 program with talabostat in metastatic melanoma.

Phase 2 Study of Talabostat in CLL

        In June 2004, we initiated a study of talabostat in combination with rituximab to treat patients with advanced CLL. We expect that we will reach an interim go/no-go decision point in the third quarter of 2005. If results are positive, we expect that we will be able to report results from this study in early 2006.

Phase 1 Monoclonal Antibody Combination Study

        In 2004, we completed a Phase 1 human clinical study to test the safety and efficacy of talabostat in combination with rituximab in twenty patients with indolent non-Hodgkin's lymphoma (including patients with small lymphocytic lymphoma (SLL) or CLL. Three different daily dose levels were used (400 mcg, 600 mcg and 800 mcg). Two partial responses (that is, tumor shrinkage) were observed; one at the 400 mcg daily dose level and one at the 800 mcg daily dose level. One other patient was observed to have a clinical partial response that did not meet the strict protocol definition for response. Thirteen of the remaining seventeen patients had stable disease at day 28 of treatment. The study results support the continued clinical development of talabostat in combination with rituximab.

Phase 1 Chemotherapy-Induced Neutropenia Study

        We have also completed a Phase 1 chemotherapy-induced neutropenia study in which talabostat was administered up to and including a 1200 mcg daily dose given over a seven-day period. The study was designed to observe the safety of talabostat in cancer patients receiving chemotherapy and to measure blood levels of neutrophils and important biological mediators of hematopoiesis, such as G-CSF, IL-6 and IL-8. Patients received two 21-day cycles of chemotherapy. Each patient's duration of severe neutropenia (a condition which increases a patient's risk of severe infection) in the first cycle of chemotherapy, where patients did not receive talabostat, was compared to the duration of severe neutropenia in the second cycle when talabostat was administered.

        The greatest biological activity was observed in patients receiving a daily dose of 800 mcg of talabostat administered on the second through the eighth day following the administration of chemotherapy. In the 800 mcg cohort, we observed a median improvement of two days in the duration of severe neutropenia and also observed an increased level of cytokines and chemokines.

        We are continuing to study the potential supportive hematopoietic effects of talabostat in both the Phase 2 study combining talabostat with docetaxel in metastatic NSCLC and combining talabostat with cisplatin in metastatic melanoma. Because of the increased cytokine and chemokine activity we observed in our Phase 1 chemotherapy-induced neutropenia study, we believe talabostat could potentially be used as both an anti-tumor agent and to support the reconstitution of the hematopoietic system.

Other Phase 1 Studies

        We have completed single and multiple dose tolerance studies of talabostat in 90 healthy volunteers and have also completed both food effect and antacid interaction studies in healthy subjects.

Regulatory approval

        To date, we have not submitted talabostat or any other product to the FDA for marketing approval. Due to risks and uncertainties inherent in clinical testing and the regulatory process, we are not able to estimate at this time when talabostat may be submitted to the FDA for marketing approval or be commercially available for any application, if at all.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT THERAPEUTICS, INC.
June 13, 2005	By:	/s/ DONALD R. KIEPERT, JR. Name: Donald R. Kiepert, Jr. Title: President, Chief Executive Officer

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  Item 8.01 Other Events
SIGNATURES